Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of HealthCor Catalio Acquisition Corp. on Form S-4 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 26, 2021 with respect to our audit of the financial statements of HealthCor Catalio Acquisition Corp. as of December 31, 2020 and for the period from November 18, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of the Registration Statement on Form S-4 as filed (File No. 333-259148). We also consent to the reference to our Firm under the heading “Experts” in such Prospectus that is incorporated by reference in this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 20, 2021